CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                   (After Issuance of Stock)

                    DYNAMIC ASSOCIATES, INC.

We, the undersigned President and Secretary of Dynamic Associates, Inc. do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the ____ day of _________, 199__, adopted a resolution to amend the original articles as follows:

     Article _____ is hereby amended to read as follows:

          (a) That this corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a Director, Officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a Director, Officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgements, fines, and amounts paid in settlement actually and reasonably incurred by a director in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of this corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of this corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful;

           (b) That this corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of this corporation to procure a judgement in its favor by reason of the fact that that person is or was a Director, Officer, employee, or agent of this corporation, or is or was serving at the request of this corporation as a Director, Officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of this corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to this corporation unless and

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     only to the extent that the court in which such action or suit was rought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper;

          (c) To the extent that a Director, Officer, employee, or agent of this corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in paragraphs (a) and (b) above, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith;

          (d) Any indemnification under paragraphs (a) and (b) above (unless ordered by a court) shall be made by this corporation only as authorized in the specific case upon a determination that indemnification of the Director, Officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs (a) and (b) above. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who where not parties to such action, suit, or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders;

          (e) Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by this corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the board of directors in the manner provided above under receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by this corporation as authorized by this resolution;

          (f) The indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is ________________; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.



                                   ____________________________________
                                   President



                                   ____________________________________
                                   Secretary

State of __________ )
                    )ss.
County of ________  )

     On ____________________, personally appeared before me, a Notary Public, ________________________, who acknowledged that they executed the above instrument.

                                   ____________________________________
My Commission Expires:                  Notary Public

_____________________